AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              CHINA AUTOPARTS, INC.

      China Autoparts, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

      DOES HEREBY CERTIFY:

      FIRST: That the name of the Corporation is China Autoparts, Inc. The Corporation was originally incorporated under the name of Talram Corporation; and the original Certificate of Incorporation and the Certificate of Amendment of the Certificate of Incorporation of the Corporation were filed with the Secretary of State of the State of Delaware on May 1, 2001 and May 12, 2004, respectively.

      SECOND: That by unanimous written consent of the Board of Directors of the Corporation, filed with the minutes of the Corporation filed with the minutes of the Corporation, resolutions were duly adopted setting forth the proposed amendment and restatement of the Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment and restatement to be advisable. The resolution setting forth the proposed amendment and restatement is as follows:

            RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be, and it hereby is, amended and restated in its entirety to read as set forth in the attached Amended and Restated Certificate of Incorporation.

      THIRD: That thereafter, pursuant to resolution of its Board of Directors, the stockholders of the Corporation took action by executing a written consent in lieu of a meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware to approve such amendment and restatement. The holders of a majority of the outstanding stock entitled to consent thereto have granted written consent with respect to such stock in favor of said amendment and restatement.

      FOURTH: That said amendment and restatement was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. This Amended and Restated Certificate of Incorporation amends and restates the provisions of the Certificate of Incorporation of the Corporation.


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

      IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer, this 21 day of January, 2005.



                                                     China Autoparts, Inc.

                                                     By:  /s/ Li Yungao
                                                          ----------------
                                                     Name:  Li Yungao
                                                     Title: Chairman & CEO

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              CHINA AUTOPARTS, INC.

                                   ARTICLE I.

      The name of the Corporation is China Autoparts, Inc. (the "Corporation").

                                  ARTICLE II.

      The address of the registered office of the Corporation in the State of Delaware is 874 Walker Road, Suite C, in the City of Dover, County of Kent. The name of its registered agent at such address is United Corporation Services, Inc..

                                  ARTICLE III.

      The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "General Corporation Law").

                                  ARTICLE IV.

      A. Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that the Corporation is authorized to issue is twenty-six million sixty thousand six hundred seven (26,060,607) shares. Twenty million (20,000,000) shares shall be Common Stock each with a par value of $0.0001 per share and sixty thousand six hundred seven (6,060,607) shares shall be Preferred Stock, each with a par value of $0.0001 per share. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of Series A Preferred Stock voting separately in a single class in accordance with Section IV(B)(6)(a) hereof.

      B. Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock, which series shall consist of six million sixty thousand six hundred seven (6,060,607) shares (the "Series A Preferred Stock"), are as set forth below in this Section IV(B). Subject to compliance with applicable protective voting rights which have been or may be granted to the Preferred Stock or series thereof in Certificates of Designation or the Corporation's Amended and Restated Certificate of Incorporation ("Protective Provisions"), the Board of Directors is hereby authorized to fix and determine or alter the powers, designations, preferences and relative, participating, optional or other rights, if any, or the qualifications, limitations or restrictions granted to or imposed upon and other matters relating to unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable Protective Provisions, the powers, designations, preferences and relative, participating, optional or other rights, if any, or the qualifications, limitations or restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

      1. Dividend Provisions of Series A Preferred Stock.

            (a) The holders of shares of Series A Preferred Stock shall be entitled to receive dividends, on a pari passu basis, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at the rate of eight percent (8%) of the Original Series A Issue Price (as defined below) per share per annum for the Series A Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like (collectively, "Recapitalizations")), payable within thirty (30) days of the first day of each fiscal year. Such dividends shall accrue on each share from the date of issuance, and shall accrue from day to day, whether or not earned or declared. Such dividends shall be cumulative so that, if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid the deficiency shall first be fully paid before any dividend or other distribution shall be paid on or declared and set apart for the Common Stock. Any accumulation of dividends on the Series A Preferred Stock shall not bear interest. Cumulative dividends with respect to a share of Series A Preferred Stock which are accrued, payable and/or in arrears shall, upon conversion of such share to Common Stock, subject to the rights of series of Preferred Stock which may from time to time come into existence, be paid to the extent assets are legally available therefor and any amounts for which assets are not legally available shall be paid promptly as assets become legally available therefor. Any partial payment shall be made ratably among the holders of Series A Preferred Stock in proportion to the payment each such holder would receive if the full amount of such dividends were paid.

            (b) After payment of any dividends pursuant to Sections IV(B)(1)(a), any additional dividends shall be distributed among all holders of Common Stock and all holders of Series A Preferred Stock in proportion to the number of shares of Common Stock which would be held by each such holder if all shares of Series A Preferred Stock were converted to Common Stock at the then effective conversion rate for such Series A Preferred Stock.

      2. Liquidation Preference.

            (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, for the Series A Preferred Stock, an amount per share equal to the sum of (A) $1.65 (the "Original Series A Issue Price") for each outstanding share of Series A Preferred Stock and (B) an amount equal to all declared but unpaid dividends on such share (subject to adjustment for Recapitalizations). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution to stockholders shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under this
Section IV(B)(2)(a).

            (b) Upon completion of the distributions required by Section IV(B)(2)(a), all of the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Series A Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming full conversion of all such Series A Preferred Stock).

            (c) (i) For purposes of this Section IV(B)(2), a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include (unless the holders of at least a majority of the voting power of the Series A Preferred Stock then outstanding, voting together as a single class, with voting rights determined in accordance with Section IV(B)(6), shall determine otherwise), (A) the acquisition of the Corporation by another entity by means of any reorganization, merger or consolidation (but excluding any reorganization, merger or consolidation effected exclusively for the purpose of changing the domicile of the Corporation), or any other transaction or series of related transactions in which the Corporation's stockholders of record as constituted immediately prior to such transaction or series of related transactions will, immediately after such reorganization, merger or consolidation or other transaction or series of related transactions (by virtue of securities issued in such transaction or series of related transactions) fail to hold at least 50% of the voting power of the resulting or surviving corporation following such reorganization, merger or consolidation or other transaction or series of related transactions; or (B) a sale of all or substantially all of the assets of the Corporation.

                  (ii) In any of such events, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors of the Corporation. Any securities shall be valued as follows:

                  (A) The value of securities not subject to investment letter or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be:

                  (1) if traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period (or portion thereof) ending three (3) days prior to the closing;

                  (2) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period (or portion thereof) ending three
(3) days prior to the closing; and

                  (3) if there is no active public market, the value shall be the fair market value thereof, as determined by the an accounting firm registered with the Public Company Accounting Oversight Board, selected by the Company and reasonably acceptable to holders of the Series A Preferred Stock (the "Accountant") or any other independent valuer as appointed by the holders of the Series A Preferred Stock.

            (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the value determined as above in Section IV(B)(2)(c)(ii)(A) to reflect the approximate fair market value thereof, as determined by the Board of Directors including the members thereof elected by the holders of the Series A Preferred Stock pursuant to Section IV(B)(5)(b).

            (iii) In the event the requirements of this Section IV(B)(2)(c) are not complied with, the Corporation shall forthwith either:

            (A) cause the closing for such transactions to be postponed until such time as the requirements of this Section IV(B)(2)(c) have been complied with; or

            (B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section IV(B)(2)(c)(iv) hereof.

            (iv) The Corporation shall give each holder of record of Series A Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section IV(B)(2), and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

      3. Redemption of Series A Preferred Stock. Neither the Corporation nor the holders of Series A Preferred Stock shall have the unilateral right to call or redeem or cause to have called or redeemed any shares of the Series A Preferred Stock.

      4. Conversion of Series A Preferred Stock. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

            (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for Series A Preferred Stock by the Conversion Price applicable to Series A Preferred Stock, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for shares of Series A Preferred Stock shall be the Original Series A Issue Price, provided, however, that the Conversion Price for the Series A Preferred Stock shall be subject to adjustment as set forth in Section IV(B)(4)(d).

            (b) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for Series A Preferred Stock immediately upon the earlier of (i) except as provided in Section IV(B)(4)(c), the Corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the "Act") with net proceeds to the Corporation of at least $20,000,000 in the aggregate or (ii) the date specified by written consent or agreement of the holders of at least a majority of the then outstanding shares of Preferred Stock voting together as a single class with voting power determined as provided in
Section IV(B)(5) below. In addition, each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Series A Preferred Stock immediately prior to the occurrence of any event described in Section IV(B)(2) as a result of which the aggregate distributions to a holder of Common Stock issued upon conversion of a share of Series A Preferred Stock would exceed the aggregate distributions to the holder of such Series A Preferred Stock if not otherwise converted, and the holders of such shares shall not be entitled to receive any distribution that would otherwise be made to holders of Series A Preferred Stock that have not been converted into shares of Common Stock.

            (c) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, he, she or it shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Act, the conversion may, at the option of any holder tendering Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such sale of securities.

            (d) Conversion Price Adjustments of Preferred Stock. The Conversion Prices of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

                  (i) If the Corporation shall issue, after the date upon which any shares of Series A Preferred Stock were first issued (the "Purchase Date"), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for the Series A Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for the Series A Preferred Stock in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this Section IV(B)(4)(d)(i)) be adjusted to a price equal to the price paid per share for such Additional Stock.


                  (A) No adjustment of the Conversion Price for any Series A Preferred Stock shall be made in an amount less than one cent per share, provided, however, that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in Sections IV (B)(4)(d)(i)(D) (3), IV(B)(4)(d)(i)(D)(4) and IV(B)(4)(d)(iv), no
adjustment of such Conversion Price pursuant to this Section IV(B)(4)(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                  (B) In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                  (C) In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Accountant or any independent valuer as appointed by the holders of Series A Preferred Stock irrespective of any accounting treatment.

                  (D) In the case of the issuance (whether before, on or after the applicable Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section IV(B)(4)(d)(i) and Section IV(B)(4)(d)(ii):

                  (1) Shares of Common Stock deliverable upon exercise (to the extent then exercisable) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued for a consideration equal to the consideration (determined in the manner provided in Sections IV(B)(4)(d)(i)(B) and IV(B)(4)(d)(i)(C)), if any, received by this Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                  (2) Shares of Common Stock deliverable upon conversion of, or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued for a consideration equal to the consideration, if any, received by this Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections IV(B)(4)(d)(i)(B) and IV(B)(4)(d)(i)(C)).

                  (3) In the event of any change in the consideration payable to this Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series A Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                  (4) Upon the expiration of all such options or rights, the termination of all such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, without in each case any shares of Common Stock having been issued upon exercise of such options or rights or upon conversion or exchange of such securities, the Conversion Price of the Series A Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect that none of such options or rights had ever been issued.



                  (ii) "Additional Stock" shall mean any shares of Common Stock issued by the Corporation after the applicable Purchase Date other than:

                  (A) shares of Common Stock issued pursuant to a transaction described in Section IV(B)(4)(d)(iii) hereof;

                  (B) shares of Common Stock issued or deemed issued to employees or pursuant to a stock option plan or restricted stock purchase plan approved by the stockholders and Board of Directors of the Corporation;

                  (C) shares of Common Stock issued or issuable (I) in a bona fide, firmly underwritten public offering under the Act before which or in connection with which all outstanding shares of Preferred Stock will be automatically converted to Common Stock, or (II) upon exercise of warrants or rights granted to underwriters in connection with such a public offering;

                  (D) shares of Common Stock issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding as of the date hereof or subsequently issued pursuant to this Section IV(B)(4)(d)(ii); or

                  (E) shares of Common Stock issued or issuable upon conversion of up to 6,060,607 shares of Series A Preferred Stock.

            (iii) In the event the Corporation should at any time or from time to time after the applicable Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

            (iv) If the number of shares of Common Stock outstanding at any time after the applicable Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

      (e) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section IV(B)(4)(d)(iii), then, in each such case for the purpose of this Section IV(B)(4)(e), the holders of Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

      (f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in Section IV(B)(2)) provision shall be made so that the holders of Series A Preferred Stock shall thereafter be entitled to receive upon conversion of Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of the number of shares of Common Stock deliverable upon conversion of the Series A Preferred Stock held by such holder would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section IV(B)(4) with respect to the rights of the holders of Series A Preferred Stock after the recapitalization to the end that the provisions of this Section IV(B)(4) (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

      (g) No Impairment. The Corporation will not, by amendment of this Amended and Restated Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section IV(B)(4) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series A Preferred Stock against impairment.

      (h) No Fractional Shares and Certificate as to Adjustments,

            (i) No fractional shares shall be issued upon the conversion of any share or shares of Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined in good faith by the Board of Directors. The number of shares of Common Stock to be issued upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

            (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Preferred Stock pursuant to this Section IV(B)(4), the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for Series A Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Series A Preferred Stock.

            (i) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

            (j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Amended and Restated Certificate of Incorporation..

            (k) Notices. Any notice required by the provisions of this Section IV(B)(4) to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited as first class or air mail (as the case may be), postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

      5. Voting Rights.

            (a) General. The holder of each share of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Series A Preferred Stock could then be converted. With respect to such vote and except as otherwise expressly provided herein or as required by applicable law, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock as a single class, with respect to any matter upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

            (b) Election of Directors. The board shall consist of five (5) members, which number of members shall not be changed except pursuant to Section IV(B)(6)(a)(vii). The holders of shares of Series A Preferred Stock shall be entitled to appoint and remove (a) three (3) directors, including the chairman of the board, of each of the Company, Rhohan and the PRC Subsidiary, if and for so long as the shares of Common Stock and Series A Preferred Stock (on an as converted to Common Stock basis) held by the holders of shares of Series A Preferred Stock represent at least 50% of, (b) two (2) directors of each of the Company, Rhohan and the PRC Subsidiary if and for so long as the shares of Common Stock and Series A Preferred Stock (on an as converted to Common Stock basis) held by the holders of shares of Series A Preferred Stock represent at least 10% but less than 50% of, and (c) one (1) director of each of the Company, Rhohan and the PRC Subsidiary, if and for so long as the shares of Common Stock and Series A Preferred Stock (on an as converted to Common Stock basis) held by the holders of shares of Series A Preferred Stock represent at least 5% but less than 10% of, the Company's total outstanding shares of Common Stock and Series A Preferred Stock (on an as converted to Common Stock basis) (excluding shares issuable upon the exercise of outstanding warrants and opinions, if any). If the shares of Common Stock and Series A Preferred Stock (on an as converted to Common Stock basis) held by the holders of shares of Series A Preferred Stock represent less than 5% of the Company's total outstanding shares of Common Stock and Series A Preferred Stock (on an as converted to Common Stock basis), the rights to appoint directors under this Section IV(B)(5)(b) shall cease.

      6. Protective Provisions.

            (a) Acts of a Group Company. In addition to such other limitations as may be provided hereunder, so long as the shares of Series A Preferred Stock held by the holders of shares of Series A Preferred Stock represent at least 8% of the Company's total outstanding shares of Common Stock and Series A Preferred Stock (on an as converted to Common Stock basis), the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of the then outstanding shares of Series A Preferred Stock:

                  (i) authorize or issue, or obligate itself to issue, any equity security, including any security convertible into or exercisable for any other equity security, other than stock options or warrants issued under a plan approved by the holders of Series A Preferred Stock pursuant to (xvi) below;

                  (ii) increase or decrease the total number of shares authorized by the Corporation's Amended and Restated Certificate of Incorporation;

                  (iii) effect any reclassification or recapitalization of the Common Stock or the Series A Preferred Stock;

                  (iv) declare, set aside or pay any dividends or make any other distribution of the assets of any Group Company (as defined in (v) below), including any of the Group Company's capital stock, or directly or indirectly redeem, purchase or otherwise acquire any such stock of any Group Company or make allocation of various expenses and other liabilities among the Group Companies.

                  (v) amend or alter the Corporation's Amended and Restated Certificate of Incorporation or Bylaws, directly or indirectly, or cause its wholly-owned subsidiary, Rhohan Holdings Limited ("Rhohan"), or Rhohan's wholly-owned subsidiary, Chengdu Tonglin Casting Industrial Co., Ltd. (the "PRC Subsidiary") (collectively, the "Group Companies" and each, a "Group Company"), or any other direct or indirect subsidiary of the Corporation to amend or alter their respective certificate of incorporation, bylaws or other charter documents, or to amend or terminate any joint venture contract that the Corporation or any affiliates may have entered into with a third party;

                  (vi) alter or change, whether by merger, consolidation or otherwise, the rights, preferences or privileges of the shares of the Series A Preferred Stock or the Common Stock;

                  (vii) increase or decrease, or cause any of its Group Companies to increase or decrease, the number of directors on the board of directors of any of the Group Companies from the current number of five (5) directors;

                  (viii) incur any capital expenditure in excess of US$500,000 individually or in the aggregate for any three-month period by the Corporation, or cause any of its Group Companies to incur any capital expenditure in excess of US$500,000 individually or in the aggregate for any three-month period;

                  (ix) incur or guarantee indebtedness in excess of US$5,000,000 individually or in the aggregate by the Corporation in any calendar year, or cause any of its Group Companies to incur or guarantee indebtedness in excess of US$5,000,000 individually or in the aggregate in any calendar year ;

                  (x) enter into any transaction other than in the ordinary course of business or any related party transaction, including without limitation, any transaction involving any Group Company and any Group Company's shareholders, officers, directors or shareholders, or any affiliate of such shareholder or any of its officers, directors or shareholders (including with limitation, Double Unity Investments Limited and Chengdu Taichang Metal Co., Ltd.);

                  (xi) change, or as a stockholder of any other direct or indirect subsidiary of the Corporation, cause such subsidiary to change, their independent certified auditors or materially change or cause any of the Group Companies to change the accounting policies of any Group Company;

                  (xii) engage any third-party service providers, including without limitation, financial advisors, financial agents, legal counsels, underwriters, management consultants or other consultants;

                  (xiii) approve any annual business plan including monthly financial budgets, capital budgets and any amendments to any such business plans;

                  (xiv) effect, or as a stockholder of any other direct or indirect subsidiary of the Corporation cause such subsidiary to effect, any material change of or any deviation from any Group Company's business as set forth in any approved annual business plan;

                  (xv) appoint, terminate, amend or reassign the job of the Chairman, Chief Executive Officer, Chief Financial Officer, Vice Presidents or any other employee with policymaking authority for any Group Company;

                  (xvi) approve, or cause any of the Group Companies to approve, any employee stock purchase plan, stock incentive plan or other employee benefits plan or amend any employee stock purchase plan, stock incentive plan or other employee benefits plan to increase the total number of common stock issued or issuable;

                  (xvii) list any Group Company's securities on a stock exchange or quotation system in any jurisdiction; or

                  (xviii) approve an initial public offering of any of the Group Companies and any plans relating thereto.

            (b) Acts of the PRC Subsidiary. The following acts of the PRC Subsidiary shall require the written approval (by vote or written consent, as provided by law) of the holders of the then outstanding shares of Series A Preferred Stock, so long as the shares of Series A Preferred Stock held by the holders of shares of Series A Preferred Stock represent at least 8% of the Company's total outstanding shares of Common Stock and Series A Preferred Stock (on an as converted to Common Stock basis):

                  (i) any increase of the registered capital of the PRC Subsidiary or transfer of any interest in the PRC Subsidiary;

                  (ii) authorize or issue, or obligate itself to issue, any other equity security or equity-like security of the PRC Subsidiary, including any other security convertible into or exercisable for any other equity security;

                  (iii) effect or cause any of its subsidiaries to effect any material change or deviation from the annual business plan or scope of the PRC Subsidiary.

      7. Status of Redeemed or Converted Stock. In the event any shares of Preferred Stock shall be redeemed or converted pursuant to Sections IV(B)(3) or IV(B)(4), the shares so redeemed or converted shall be cancelled and shall not be issuable by the Corporation. This Amended and Restated Certificate of Incorporation shall be appropriately amended to reflect the corresponding reduction in the Corporation's authorized capital stock.

      8. Preemptive Right of Series A Preferred Stock.


            (a) Subject to the terms and conditions contained in this Section IV(B)(8), each holder of Series A Preferred Stock shall be entitled to a preemptive right ("Preemptive Right") to purchase its Pro Rata Preemptive Share of any New Securities (as defined below) which the Corporation may from time to time, propose to sell and issue.

            (b) Definition of Pro Rata Preemptive Share. The "Pro Rata Preemptive Share" of a holder of Series A Preferred Stock shall mean (i) the number of Common Stock Equivalents, excluding the Common Stock, then held by such holder of Series A Preferred Stock, divided by, (ii) the total number of Common Stock Equivalents then held by all stockholders of the Corporation. "Common Stock Equivalents" shall mean, with respect to any stockholder of the Corporation, Common Stock owned by such stockholder together with the Common Stock into or for which any issued and outstanding Series A Preferred Stock or any other issued and outstanding convertible securities, in the case of the holders of Common Stock, owned by such holder shall be convertible (and in the case of the holders of Common Stockholders, excluding, for the avoidance of doubt, unexercised options or warrants)


            (c) Definition of New Securities. Except as set forth below, "New Securities" shall mean any shares of capital stock of the Crporation, including Common Stock and Series A Preferred Stock, whether or not authorized, and rights, options or warrants to purchase said shares of Common Stock or Series A Preferred Stock, and securities of any type whatsoever that are, or may become, convertible into shares of Common Stock or Series A Preferred Stock. Notwithstanding the foregoing, "New Securities" shall not include:

                  (i) shares of the Corporation's Common Stock or related options convertible into or exercisable for such Common Stock issued to employees, consultants, officers and directors of, advisors, customers, or vendors to the Corporation, pursuant to any arrangement approved by the Board of Directors of the Corporation including in each case the members thereof elected by the holders of the Series A Preferred Stock;

                  (ii) shares of the Corporation's Common Stock or related options convertible into or exercisable for such Common Stock issued to any bank, equipment or real property lessor or other similar credit financing institution or business counterparty if and to the extent that the transaction in which such sale or grant is to be made is approved by the Corporation's Board of Directors including in each case the members thereof elected by the holders of the Series A Preferred Stock, provided, however, that such issuance shall not be primarily for capital-raising purposes; or

                  (iii) stock issued in connection with any stock split, stock dividend or recapitalization by the Corporation.

            (d) Notice of Right. In the event the Corporation proposes to undertake an issuance of New Securities, it shall give each holder of Series A Preferred Stock written notice of its intention, describing the type of New Securities and the price and terms upon which the Corporation proposes to issue the same. The holder of Series A Preferred Stock shall have ten (10) days from the date of receipt of any such notice to agree to purchase all or a portion of its Pro Rata Preemptive Share of such New Securities (up to the amount referred to in Section Section IV(B)(8)(a)), for the price and upon the terms specified in the notice, by giving written notice to the Corporation and stating therein the quantity of New Securities to be purchased. If the holder of Series A Preferred Stock elects to purchase such holder's full pro rata share (an "Electing Holder"), then such Electing Holder shall have a right of over-allotment such that if any other holder of Series A Preferred Stock fails to purchase such holder's full pro rata share of the New Securities, the Electing Holder may purchase, on a pro rata basis with any other Electing Holder, that portion of the New Securities (the "Remaining Securities") which such other holder of Series A Preferred Stock elected not to purchase. Each such Electing Holder shall specify in its notification to the Corporation whether it also elects to purchase its pro rata portion of the Remaining Securities, if any.

            (e) Exercise of Right. If the holder of Series A Preferred Stock exercises its right of first offer hereunder, the closing of the purchase of the New Securities with respect to which such right has been exercised shall take place as soon as practicable after such holder gives notice of such exercise.

            (f) Lapse and Reinstatement of Right. In the event the holder of Series A Preferred Stock fails to exercise the right of first offer provided in this Section IV(B)(8) within the ten (10) day period specified in Section IV(B)(8)(c), the Corporation shall have ninety (90) days thereafter to sell the New Securities not elected to be purchased by such holder of Series A Preferred Stock at the price and upon the terms no more favorable to the purchasers of such securities than specified in the Corporation's notice. In the event the Corporation has not sold the New Securities or entered into an agreement to sell the New Securities within the ninety (90) day period, the Corporation shall not thereafter issue or sell any New Securities without first offering such securities to the holder of Series A Preferred Stock in the manner provided above.


      C. Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this
Section IV(C).

            1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

            2. Liquidation Rights. Upon the liquidation, dissolution or winding of the Corporation, the assets of the Corporation shall be distributed as provided in Section IV(B)(2).

            3. Redemption. The Common Stock is not redeemable.

            4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law; provided, however, that except as otherwise required by law, the holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the General Corporation Law.

                                   ARTICLE V.


      Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

                                  ARTICLE VI.

      For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation, and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

            1. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

            2. After the original or other Bylaws of the Corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the Bylaws of the Corporation may be exercised by the Board of Directors of the Corporation; provided, however, that any provision for the classification of directors of the Corporation for staggered terms pursuant to
Section 141(d) of the General Corporation Law shall be set forth in an initial Bylaw or in a Bylaw adopted by the stockholders of the Corporation entitled to vote unless provisions for such classification shall be set forth in this Amended and Restated Certificate of Incorporation.

            3. Whenever the Corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the Corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of this Amended and Restated Certificate of Incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of Section 242(b)(2) of the General Corporation Law shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

                                  ARTICLE VII.


      Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

                                 ARTICLE VIII.


      A director of the Corporation shall, to the fullest extent permitted by the General Corporation Law as it now exists or as it may hereafter be amended, not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended, after approval by the stockholders of this Article, to authorize any action by the Corporation which further eliminates or limits the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

      Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, shall not adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal, modification or adoption.

                                  ARTICLE IX.


      The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

      Any amendment, repeal or modification of this Article IX, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article IX, shall not adversely affect any right or protection existing at the time of such amendment, repeal, modification or adoption.

                                   ARTICLE X.

      Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                  ARTICLE XI.

      The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                      * * *